Exhibit 99.1

Contact:

Lawrence D. Damron

Senior Vice President & Chief Financial Officer

(847) 229-2222

Aksys® Reports First Quarter 2004 Results

Company Continues to Gain Acceptance for the Personal Hemodialysis System

Lincolnshire, IL – April 28, 2004 — Aksys, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, today reported results for the first quarter ended March 31, 2004.

First Quarter Highlights

•                  Revenues for the first quarter 2004 were $682,000.  The Company’s net loss for the first quarter 2004 was $6.8 million or $0.23 per share.

•                  Seventy-seven patients were being treated on PHD Systems at quarter-end, which includes 18 patients added in the first quarter.

•                  The Company placed an additional 11 units in the first quarter, bringing the total to 148 PHD Systems in the field.

•                  Aksys has 33 partnership agreements, which includes 3 signed in the first quarter.

Financial Results

For the first fiscal quarter of 2004, Aksys reported revenues of $682,000 compared to revenues of $103,000 for the first quarter of 2003. The increase in revenues for the quarter can be attributed to the increase in unit sales and rentals as well as greater services and supply revenues generated by more patients using PHD machines. The Company reported a net loss for the first quarter of 2004 of $6.8 million, or $0.23 per share, compared to a net loss of $4.7 million, or $0.18 per share, for the first quarter of 2003.

Cost of sales were $2.5 million in the first quarter of 2004, an increase of $1.1 million over the first quarter of 2003.  The increase in cost of sales for the quarter was driven by the increase in unit sales and rentals and by the service and supplies costs related to a greater number of machines in use.

Operating expenses for the first quarter were $5.0 million, an increase of $1.5 million over the first quarter of 2003. The increase in operating expenses can be attributed to the legal and advisory expenses related to the Durus matter, product reliability and enhancement initiatives, and personnel additions in sales, marketing, and administration, related to commercialization initiatives.

As part of the February 24, 2004 settlement, Durus purchased $16.1 million of promissory notes which have a zero coupon rate. To reflect a market rate of interest, the notes were discounted at 10% to $12.6 million. For the first quarter, the Company recorded non-cash interest expense of $105,000, which reflects the monthly amortization of the $3.5 million discount. The value of the promissory notes was increased by the imputed interest. The notes can either be repaid or converted into equity through the issuance of Aksys’ common stock in a future period, subject to certain conditions.

 “We ended the quarter with $46.1 million of cash and short-term investments on hand including the funds we have received from Durus. We will receive an additional $10 million from Durus once the registration statement covering Durus’ securities, filed on April 12, 2004, becomes effective. Our strong cash position enables us to fund our key 2004 initiatives. We continue to balance enhancing the PHD system and growing our customer base,” said Larry Damron, Senior Vice President and Chief Financial Officer of Aksys, Ltd.  “We are still on track to complete Phase III of the cost reduction program, which should yield a machine cost below $35,000 by the latter half of 2004.  We anticipate this will positively impact our cost structure in 2005.”

Outlook

Bill Dow, President and CEO of Aksys, Ltd. stated “We have made good progress toward implementing our refined marketing strategy. Our new patient video will be distributed shortly, our Patient Awareness Team program is up and running and our Regional Sales Force is focused on profiled, targeted dialysis centers. By the end of the second quarter we expect to release the first of a series of product modifications to the PHD System that will enhance performance which should help accelerate growth.”

Mr. Dow continued, “We appear to be moving nicely toward our goal of adding 80 to 100 patients in 2004, a 30% increase over 2003.”

Conference Call

The Company plans to discuss these results and further details of its first quarter 2004 during a conference call on Wednesday, April 28, 2004, at 11:00 a.m. Eastern Time. The call can be accessed via the Internet through www.aksys.com. A replay will be available from 2:00 p.m. Eastern Time, Tuesday, April 28, through 6:00 p.m. Eastern Time, Tuesday, May 12, by dialing 703-925-2533, code 436190 or by logging onto the Internet at www.aksys.com or www.streetevents.com.

About the Company

Aksys, Ltd. produces hemodialysis products and services for patients suffering from kidney failure.  The Company’s lead product, the PHD® System, is a next generation hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care.  Further information is available on Aksys’ website: www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties.  Our actual results could differ materially from the results identified or implied in any forward-looking statement.  These statements are based on our views as of the date they are made with respect to future results or events.  Factors that could cause such a difference include, but are not limited to, the following: (i) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (ii) risks related to uncertain unit pricing and product cost, which may not be at levels that permit the Company to be profitable; (iii) risks related to quality control issues and consistency of service applicable to the PHD System; (iv) market, regulatory reimbursement and competitive conditions; (v) risks related to the failure to meet additional development and manufacturing milestones for the PHD System on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (vi) our  ability to obtain sufficient capital on acceptable terms to run our business; (vii) risks inherent in relying on third parties to manufacture the PHD System; (viii) changes in QSR requirements; and (ix) risks related to the disposition of our common stock by Durus Life Sciences Master Fund Ltd. and its affiliates.  The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.

-financial table to follow-

AKSYS, LTD. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Quarter ended March 31,
	2004	2003
Revenue:
Product	$490,000	$82,000
Service and supplies	192,000	21,000
Total revenue	682,000	103,000

Cost of sales:
Product	1,341,000	864,000
Service and supplies	1,158,000	518,000
Total cost of sales	2,499,000	1,382,000

Operating expenses:
Research and development	1,662,000	1,209,000
Sales and marketing	1,156,000	891,000
General and administrative	2,196,000	1,364,000
Total operating expenses	5,014,000	3,464,000
Operating loss	(6,831,000)	(4,743,000)

Other income and expense:
Interest income	97,000	33,000
Interest expense	(105,000)
Total other income and expense	(8,000)	33,000

Net loss	$(6,839,000)	$(4,710,000)

Net loss per share, basic and diluted	$(0.23)	$(0.18)

Weighted average shares outstanding	29,805,771	25,690,143

SELECTED BALANCE SHEET DATA

	March 31, 2004	December 31, 2003
	(unaudited)
Cash and short-term investments	$46,058,000	$20,175,000
Working capital	51,712,000	20,392,000
Long-term investments	600,000	600,000
Total assets	59,901,000	29,638,000
Total liabilities	17,571,000	6,510,000
Stockholders’ equity	42,329,863	23,128,062